HEALTHEQUITY, INC.
AMENDED AND RESTATED
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
Effective July 24, 2018

1.	ESTABLISHMENT AND PURPOSE
The HealthEquity, Inc. Amended and Restated Executive Change in Control Severance Plan (the “Plan”) was established by the Committee, effective July 24, 2018 (the “Effective Date”). The Plan was originally adopted as the HealthEquity, Inc. Executive Change in Control Severance Plan, effective as of March 27, 2017, and was amended and restated by the Committee, effective June 20, 2018, to reflect a change to the definition of “Good Reason” approved by the Committee, and was further amended and restated on the Effective Date to reflect the additional benefit of accelerated vesting of certain outstanding equity awards held by a Participant in connection with a Termination Upon a Change in Control.

2.	DEFINITIONS AND CONSTRUCTION
2.1    Definitions. Whenever used in this Plan, capitalized terms shall have the same meaning as set forth in Appendix A.
2.2    Construction. Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	TERMINATION UPON A CHANGE IN CONTROL
In the event of a Participant’s Termination Upon a Change in Control, the Participant shall be entitled to receive the compensation and benefits described in this Section 3. The provision, time and manner of payment or distribution of all such compensation and benefits shall be subject to, limited by and construed in accordance with the requirements of Section 409A of the Code, to the extent applicable, including any delay in payments after a Termination Upon a Change in Control of a Specified Employee required by Section 409A of the Code.
3.1    Accrued Obligations. The Participant shall be entitled to receive:
(a)    all accrued but unpaid base salary through the date of the Participant’s termination of employment;
(b)    any unpaid or unreimbursed expenses incurred by the Participant in the course of performance of the Participant’s duties and responsibilities to the Company, in a manner consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirement with respect to reporting of such expenses; and
(c)    any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.
3.2    Severance Benefits. Provided that the Participant executes a Release prior the Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, the Participant shall be entitled to receive the following severance payments and benefits:
(a)    Unpaid Annual Bonus. Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other similarly situated employees of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;
(b)    Pro-Rated Bonus. Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which the Participant’s termination occurs, as determined by the Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days the Participant was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to the Participant had no termination occurred, but in no event later than the date that is 2½ months following the last day of the fiscal year of the Company in which such termination occurred;
(c)    Salary. Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices;
(d)    Health Insurance Benefits. To the extent permitted by applicable law without any penalty to the Participant or the Company and subject to the Participant’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay the Participant an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (d) shall cease earlier than the expiration of the Severance Term in the event that the Participant becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term. For purposes hereof, the “applicable percentage” shall be the percentage of the Participant’s health care premium costs covered by the Company as of the date of termination. Amounts paid by the Company will be taxable to the extent required to avoid adverse consequences to the Participant or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010; and
(e)    Equity Acceleration. Notwithstanding anything to the contrary in any plan, award or agreement, any equity award previously granted to Participant that is expressly assumed or substituted in connection with the Change in Control and that is unvested and outstanding as of the date of such termination of Participant’s employment shall become fully vested as of the date of such termination (assuming target performance for any such equity award that is subject to performance vesting requirements) and, if applicable, settled; provided, however, that in the case of any such award that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), such award will be settled at the time set forth in the applicable plan or award agreement if required in order to avoid the imposition of a penalty under Section 409A of the Code.

4.	FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE
If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other person or entity to the Participant or for the Participant’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Participant with respect to such excise tax, the “Excise Tax”), then the Participant will receive the greatest of the following, whichever gives the Participant the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject the Participant to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner the Participant elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if the Participant fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Participant and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Participant, until the reduction is achieved. All determinations required to be made under this Section 4, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Company and the Participant.

5.	CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS
5.1    Effect of Plan. The terms of this Plan, when an individual becomes a Participant in this Plan, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan and shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in Section 3. However, if a prior plan or agreement requires the consent of the Participant in order for such prior plan or agreement to be modified or amended or superseded by this Plan, such consent must be obtained from such employee in order for this Plan to supersede such prior plan or agreement, it being understood that, in accordance with Section 5.2, the benefits payable hereunder shall be reduced by the benefits payable under such plan or agreement. Subject to the foregoing, any benefits under this Plan will be provided to Participants in lieu of benefits under any other separation plan or agreement.
5.2    Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company which expressly disclaims this Section 5.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Section 3 pursuant to the Plan, shall be reduced, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to such Participant by the Company in connection with such Participant’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any Company agreement, arrangement, policy or practice relating to such Participant’s termination of employment with the Company, including any existing employment agreement between such Participant and the Company. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of any Participant’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

6.	EXCLUSIVE REMEDY
The payments and benefits provided pursuant to this Plan (plus any payments and benefits provided pursuant an agreement evidencing an Equity Award), if applicable, shall constitute the Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant’s Termination Upon a Change in Control. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change in Control with respect to which the payments and benefits described in this Plan (plus any payments and benefits provided pursuant an agreement evidencing an Equity Award), if applicable, have been provided to the Participant, except as expressly set forth in this Plan or, subject to the provisions of Sections 5.1 and 5.2, in a duly executed plan or agreement between Company and the Participant.

7.	TEAM MEMBER CONFIDENTIALITY AGREEMENT
The Participant agrees to continue to abide by the terms and conditions of the Team Member Confidentiality Agreement. Notwithstanding the foregoing, the payments and benefits described in Section 3 shall immediately terminate, and the Company shall have no further obligations to the Participant with respect thereto, in the event that the Participant breaches any provision of the Team Member Confidentiality Agreement.

8.	NO CONTRACT OF EMPLOYMENT
Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between a member of the Company Group and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 12. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.

9.	CLAIMS FOR BENEFITS
9.1    ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974 (“ERISA”) and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group. This document is intended to constitute both the Plan document and the Plan’s Summary Plan Description. For purposes of ERISA, the Company shall be the “Plan Administrator.”
9.2    Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s benefits department personnel (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.
9.3    Appeal of Denial of Claim.
(a)    If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:
(1)    The specific reason or reasons for the denial;
(2)    Specific references to the Plan provisions on which the denial is based;
(3)    A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
(4)    An explanation of the Plan’s claims review procedures, the limits applicable to such procedures, and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
(b)    If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.
(c)    If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:
(1)    may request in writing that the Appeals Administrator review the denial;
(2)    may review pertinent documents; and
(3)    may submit issues and comments in writing.
(d)    The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:
(1)    The specific reason or reasons for the denial;
(2)    Specific references to the Plan provisions on which the denial is based;
(3)    A statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the applicant’s claim for benefits; and
(4)    An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
(5)    The procedure set forth in this Section 9.3 is intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the claims procedure be interpreted as expanding the rights of a Participant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.
9.4    Discretionary Authority. In performing their duties under the Plan, the Company, the Claims Administrator and the Appeals Administrator shall have the discretionary authority to interpret the terms and the eligibility provisions of the Plan. The validity of any such interpretation shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Company, the Claims Administrator and the Appeals Administrator or characterization of any such decision by the Company, the Claims Administrator and the Appeals Administrator as final or binding on any party.

10.	DISPUTE RESOLUTION
10.1    Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association or as otherwise required by ERISA; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.
10.2    Site of Arbitration. The site of the arbitration proceeding shall be in Draper, Utah or any other site mutually agreed to by the Company and the Participant.

11.	SUCCESSORS AND ASSIGNS
11.1    Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.
11.2    Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 11.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.
11.3    Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

12.	NOTICES
12.1    General. For purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, if to the Company, at its principal executive offices marked for the attention of its General Counsel, and if to the Participant, at the home address which the Participant most recently communicated to the Company in writing. Either party may provide the other with notices of change of address, which shall be effective upon receipt.
12.2    Notice of Termination. Any termination by the Company of the Participant’s employment during the Change in Control Period or any resignation by the Participant during the Change in Control Period shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 12.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

13.	TERMINATION AND AMENDMENT OF PLAN
The Plan may be terminated or amended in any respect by resolution adopted by Committee in its sole and absolute discretion and without the consent of any Participant, provided, that no such termination or amendment adverse to any Participant shall be effective with respect to such Participant prior to the date that is twelve (12) months from the date written notice of such termination of amendment is given to a Participant. Notwithstanding any other provision of the Plan to the contrary, the Board or the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

14.	ADDITIONAL 409A PROVISIONS
Notwithstanding any provision in this Plan to the contrary—
14.1    Any payment otherwise required to be made hereunder to a Participant shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Participant shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
14.2    Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
14.3    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (a) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Participant, (b) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause (c) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
14.4    While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

15.	MISCELLANEOUS PROVISIONS
15.1    Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.
15.2    No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Section 5.2) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.
15.3    No Representations. The Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.
15.4    Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
15.5    Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of Delaware, without regard to its conflict of law provisions to the extent that ERISA does not govern.
15.6    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
15.7    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
15.8    Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.
15.9    Consultation with Legal and Financial Advisors. The Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors.

APPENDIX A

Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below:
(a)“Annual Bonus” means an amount equal to the annual incentive bonuses that would be earned by the Participant under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating prior to a termination of employment. For this purpose, annual incentive bonuses shall not include signing bonuses or other nonrecurring cash incentive awards.
(b)    “Base Salary” means the greater of (1) the Participant’s base salary rate in effect immediately prior to the Participant’s Termination Upon a Change in Control or (2) the Participant’s base salary rate in effect immediately prior to the applicable Change in Control. For this purpose, base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Cause” means (1) the Participant’s act(s) of gross negligence or willful misconduct in the course of the Participant’s employment, (2) willful failure or refusal by the Participant to perform in any material respect the Participant’s duties or responsibilities, (3) misappropriation (or attempted misappropriation) by the Participant of any assets or business opportunities of the Company or any other member of the Company Group, (4) embezzlement or fraud committed (or attempted) by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge, (5) the Participant’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (6) any material violation by the Participant of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (7) the Participant’s material breach of the Team Member Confidentiality Agreement. If, within ninety (90) days subsequent to the Participant’s termination of employment for any reason other than by the Company for Cause, the Company determines that the Participant’s employment could have been terminated for Cause pursuant to subparts (1), (3), (4), or (5) of the preceding sentence (the “Post-Termination Cause Determination”), the Participant’s employment will be deemed to have been terminated for Cause for all purposes, and the Participant will be required to disgorge to the Company all amounts received pursuant to this Plan or otherwise on account of such termination that would not have been paid or payable to the Participant had such termination been by the Company for Cause. Notwithstanding the foregoing, the Company may assert a Post-Termination Cause Determination if, and only if, the Board did not have actual knowledge of facts supporting its Post-Termination Cause Determination prior to the termination of the Participant’s employment.
(e)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(1)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(2)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(3)    the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation;
(4)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(5)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing definition or any other provision of the Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any affiliate and the Participant will supersede the foregoing definition with respect to the Participant; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.
(f)    “Change in Control Period” means the period commencing upon the consummation of a Change in Control and ending on the first anniversary of the consummation of the Change in Control.
(g)    “COBRA” means Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under any of them.
(h)    “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder.
(i)    “Committee” means the Compensation Committee of the Board.
(j)    “Company” means HealthEquity, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Plan.
(k)    “Company Group” means the group consisting of the Company and each present or future parent and Subsidiary corporation or other business entity thereof.
(l)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(m)    “Entity” means a corporation, partnership, limited liability company or other entity.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(o)    “Equity Award” means any stock-based compensation award granted pursuant to the Company’s 2009 Stock Plan or 2014 Equity Incentive Plan, in each case, as amended and restated, or any successor thereto.
(p)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (1) the Company or any Subsidiary of the Company, (2) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (3) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (4) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (5) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(q)    “Good Reason” means (1) a material reduction in the Participant’s base salary or Annual Bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly-situated employees), (2) a material diminution in the Participant’s duties or responsibilities, or (3) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its then current location. The Participant may terminate the Participant’s employment for Good Reason only after providing the Company written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. Said notice shall provide the Company with a sixty (60) day period during which the Company may cure such act or acts constituting Good Reason (the “Cure Period”), and such termination shall be effective at the expiration of the Cure Period unless the Company has fully cured during such Cure Period such act or acts that give rise to Good Reason.
(r)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(s)    “Participant” means each employee who receives a letter agreement signed by a duly authorized officer of the Company in the form attached hereto as Exhibit A.
(t)    “Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit B for Participant’s age 40 or older at the time of any Separation From Service or Exhibit C for Participant’s under the age of 40 at the time of any Separation From Service.
(u)    “Release Deadline” means, for Participant’s age 40 or older at the time of any Separation From Service, forty-five (45) days following the delivery of the Release to the Participant, and for Participant’s under the age of 40 at the time of any Separation From Service, twenty-one (21) days following the delivery of the Release to the Participant.
(v)    “Separation from Service” means a separation from service as defined in Section 409A of the Code.
(w)    “Severance Term” means the twelve (12) month period following the Participant’s Termination Upon a Change in Control.
(x)    “Specified Employee” means a specified employee as defined in Section 409A of the Code and the HealthEquity, Inc. Section 409A Specified Employee Policy.
(y)    “Subsidiary” means, with respect to the Company, (1) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (2) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(z)    “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.
(aa)    “Team Member Confidentiality Agreement” means all confidentiality, non-interference, invention assignment or similar covenants previously made by the Participant in favor of the Company Group.
(bb)    “Termination Upon a Change in Control” means the occurrence of any of the following events:
(1)    termination by the Company Group of the Participant’s employment for any reason other than Cause during the Change in Control Period; or
(2)    the Participant’s resignation for Good Reason from employment with the Company Group during the Change in Control Period, provided that such resignation occurs within sixty (60) days following the occurrence of the condition constituting Good Reason;
provided, however, that Termination Upon a Change in Control shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason. For purposes of entitlement to the severance benefits described in Section 3, to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A of the Code would become payable under this Plan as a result of a Termination Upon a Change in Control, the amount shall not be paid unless and until the Participant incurs a Separation from Service.
EXHIBIT A
[HEALTHEQUITY LETTERHEAD]
[Participant Name]
[Participant Address]
Re:    The HealthEquity, Inc. Amended and Restated Executive Change in Control Severance Plan
Dear [Employee Name]:
This letter agreement (“Letter Agreement”) relates to the HealthEquity, Inc. Amended and Restated Executive Change in Control Severance Plan (the “Plan”). Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance benefits set forth therein. A copy of the Plan is attached to this Letter Agreement.
By signing below, you will be acknowledging and agreeing to the following provisions:

•	that you have received and reviewed a copy of the Plan;

•	that terms not defined in this Letter Agreement but beginning with a capital letter shall have the meaning assigned to them in the Plan;

•	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and

•	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.
Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to HealthEquity, Inc. (“HealthEquity”) within thirty (30) days of your receipt of this Letter Agreement.
NOW, THEREFORE, you and HealthEquity (hereinafter referred to as “the parties”) hereby AGREE as follows:

1.
If, after the Effective Date and while the Plan and this Letter Agreement are in effect, you incur a Termination Upon a Change in Control, you will receive the payments and benefits set forth in Section 3 of the Plan.

2.
As a condition of receiving any payments or benefits pursuant to the Plan, you must (i) execute and accept the terms and conditions of, and the effectiveness of, a Release by the Release Deadline, (ii) comply with the covenants set forth in Section 7 of the Plan and (iii) promptly resign from any position as an officer, director or fiduciary of any HealthEquity-related entity.

This Letter Agreement shall terminate, and your status as a Participant in the Plan shall end, upon your termination of employment for any reason other than a Termination Upon a Change in Control. You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement.
HealthEquity, Inc.
By:

Name:

Title:
ACCEPTED AND AGREED TO this [__] day of        , 2018.
____________________________________________
Name (Printed)
____________________________________________
Signature

EXHIBIT B
FORM OF RELEASE FOR PARTICIPANTS 40 AND OVER
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the severance payments and benefits (the “Severance Benefits”) described in Section 3 of the HealthEquity, Inc. Executive Change in Control Severance Plan, effective March 27, 2017 (the “Plan”), sponsored by HealthEquity, Inc. or any successor thereof (such corporation, the “Company”), and other good and valuable consideration, I, [Name], for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, and its respective direct and indirect parents, subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders, employees, and agents (collectively, and with the Company, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. I intend this Release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.
I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Group, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
By executing this Release, I specifically release all claims relating to my employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 3 of the Plan, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –
•Am able to read the language, and understand the meaning and effect, of this Release;
•    Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
•    Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;
•    Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
•    Understand that, by entering into this Release, I do not waive rights or claims under the ADEA that may arise after the date I execute this Release;
•    Had or could have had forty-five (45) calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•    Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
•    Was advised to consult with my attorney regarding the terms and effect of this Release; and
•    Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 3 of the Plan will control as the exclusive remedy and full settlement of all such claims by me.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group. I acknowledge that if I re-apply for or seek employment with the Company or any other member of the Group, the Company’s or any other member of the Group’s refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its [General Counsel]. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that this Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
I HEREBY AGREE THAT ALL DISPUTES REGARDING THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THE PLAN AND THIS RELEASE IS SUBJECT TO THE PROVISIONS OF SECTIONS 9 AND 10 OF THE PLAN. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH SECTION 10 OF THE PLAN.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Plan.
*    *    *
I, __________________, have executed this Release of Claims on the date set forth below:
____________________________
[Name]
Date:

EXHIBIT C
FORM OF RELEASE FOR PARTICIPANTS UNDER 40
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the severance payments and benefits (the “Severance Benefits”) described in Section 3 of the HealthEquity, Inc. Executive Change in Control Severance Plan, effective March 27, 2017 (the “Plan”), sponsored by HealthEquity, Inc. or any successor thereof (such corporation, the “Company”), and other good and valuable consideration, I, [Name], for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, and its respective direct and indirect parents, subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders, employees, and agents (collectively, and with the Company, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. I intend this Release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.
I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Group, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 3 of the Plan, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –
•    Am able to read the language, and understand the meaning and effect, of this Release;
•    Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
•    Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;
•    Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
•    Had or could have had twenty-one (21) calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•    Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
•    Was advised to consult with my attorney regarding the terms and effect of this Release; and
•    Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 3 of the Plan will control as the exclusive remedy and full settlement of all such claims by me.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group. I acknowledge that if I re-apply for or seek employment with the Company or any other member of the Group, the Company’s or any other member of the Group’s refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.
This Release will become effective and enforceable when delivered to the Company at its principal executive office, marked for the attention of its [General Counsel].
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
I HEREBY AGREE THAT ALL DISPUTES REGARDING THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THE PLAN AND THIS RELEASE IS SUBJECT TO THE PROVISIONS OF SECTIONS 9 AND 10 OF THE PLAN. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH SECTION 10 OF THE PLAN.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Plan.
*    *    *
I, __________________, have executed this Release of Claims on the date set forth below:
____________________________
[Name]
Date